                                                                  Exhibit (d)(5)


                     CONNING INVESTMENT PARTNERS VI, L.L.C.
                                  CITYPLACE II
                                185 ASYLUM STREET
                               HARTFORD, CT 06103


March 7, 2000

Metropolitan Life Insurance Company
One Madison Avenue
New York, New York  10010

Ladies and Gentlemen:

This letter agreement is executed and delivered to confirm certain agreements with respect to the participation of Metropolitan Life Insurance Company ("MetLife") in Conning Capital Partners VI, L.P., a Delaware limited partnership (the "Partnership"), and the execution, delivery and performance by MetLife of the Limited Partnership Agreement of the Partnership dated as of February 25, 2000 (as amended, restated or modified from time to time, the "Partnership Agreement"). Any capitalized term used herein but not otherwise defined herein shall have the meaning ascribed to such term in the Partnership Agreement.

In order to induce MetLife to purchase a Limited Partnership Interest, the General Partner, on behalf of itself and the Partnership, hereby agrees as follows:

1. Advisory Committee. In accordance with the provisions of Section 5.3(a) of the Partnership Agreement, at such time as the sum of (x) the Capital Commitment of MetLife and (y) the Capital Commitment of any of its subsidiaries (including, without limitation, Conning Corporation and its subsidiaries) exceeds an aggregate of $40,000,000, at the request of MetLife, the General Partner shall select a designee of MetLife as a member of the Advisory Committee (the "MetLife Representative"). In the event of any removal, resignation or other replacement of the MetLife Representative to the Advisory Committee, the General Partner agrees to select an alternative designee of MetLife as a member of the Advisory Committee (it being agreed that any such alternative designee shall be considered the "MetLife Representative" for all purposes under this paragraph); provided that MetLife will use its reasonable efforts to provide prior notice to, and to consult with, the General Partner in respect of any resignation of the MetLife Representative and determination of an alternative designee of MetLife to serve as the MetLife Representative.

2. Side Letters. Neither the Partnership, the General Partner, nor any of the General Partner's officers shall have entered into any side letter or similar agreement with any Limited Partner, except as disclosed to MetLife in writing on or prior to the date hereof. If at any time and from time to time any Limited Partner receives

Metropolitan Life Insurance Company
March 7, 2000
Page 2


      any other side letter or similar agreement, MetLife will be given copies of such agreements.

3. Counsel. The General Partner agrees that, in connection with any opinion of Limited Partner's counsel, in-house counsel shall be deemed reasonably acceptable counsel for MetLife to the General Partner.

      This letter agreement supplements the Partnership Agreement as between MetLife and the General Partner, and the terms hereof shall control with respect to MetLife in the event any conflict exists between the Partnership Agreement and the contents hereof. Except as set forth in this letter agreement, all the terms of the Partnership Agreement shall remain and continue in full force and effect as between MetLife and the General Partner.

      This letter agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Neither this letter agreement nor any provision hereof is intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

Metropolitan Life Insurance Company
March 7, 2000
Page 3


      This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts-of-law principles thereof.



                                       Very truly yours,


                                       CONNING INVESTMENT  PARTNERS VI, L.L.C.

                                       By:      /s/ Preston B. Kavanagh
                                                Name:  Preston B. Kavanagh
                                                Title:    Manager Member


                                       CONNING CAPITAL PARTNERS VI, L.P.

                                       By:      Conning Investment Partners VI,
                                                L.L.C., its general partner


                                       By:      /s/ Preston B. Kavanagh
                                                Name:  Preston B. Kavanagh
                                                Title:    Manager Member



Acknowledged and
agreed as of the date
first set forth above:


METROPOLITAN LIFE INSURANCE COMPANY


By:   /s/ Charles E. Symington
      Name:  Charles E. Symington
      Title:    Managing Director